Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

dated as of July 30, 2019

among

CHUGACH ELECTRIC ASSOCIATION, INC.,

The LENDERS Party Hereto,

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
as Administrative Agent, Lead Arranger, Swingline Lender and Issuing Lender,

and

BANK OF AMERICA, N.A. and KEYBANK NATIONAL ASSOCIATION,
as Co-Syndication Agents,

______________

$300,000,000
______________

1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of July 30, 2019, by and among CHUGACH ELECTRIC ASSOCIATION, INC. (the “Borrower”), each LENDER (as defined in the Credit Agreement (as defined below)), and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as a Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for the Lenders (in its capacity as the administrative agent for the Lenders, the “Administrative Agent”).

RECITALS

A.    Pursuant to that certain Credit Agreement, dated as of June 13, 2016, by and among the Borrower, the Lenders party thereto, the Issuing Lender, the Swingline Lender and the Administrative Agent (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”), the Lenders have made certain funds available to the Borrower in accordance with the terms and conditions set forth therein.

B.    The Borrower has requested an amendment to the Credit Agreement in the manner and for the purposes set forth in this Amendment.

C.    The Administrative Agent and the Lenders party hereto are willing to agree to such requests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Defined Terms.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings that are set forth in the Credit Agreement. Unless otherwise noted, all references to sections or section numbers are to those of the Credit Agreement.

2.  Amendments to the Credit Agreement.

(a)  The “$150,000,000” set forth on the cover page to the Credit Agreement is hereby amended to read “$300,000,000”.

(b)  The introductory paragraph immediately preceding Article I is hereby amended and restated in its entirety to read as follows:

The Borrower (as hereinafter defined) has requested that the Lenders (as hereinafter defined), the Swingline Lender (as hereinafter defined) and the Issuing Lenders (as hereinafter defined) make loans and extend credit to it in an aggregate principal amount at any one time outstanding not exceeding the aggregate amount of the Lenders’ Commitments (as hereinafter defined), which can be increased hereunder in accordance with Section 2.20, subject to the terms and conditions set forth herein.  The Lenders, the Swingline Lender and the Issuing Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

(c)  The term “ABR Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the column entitled “ABR Applicable Margin” in the table included therein with the following:

Level	ABR Applicable Margin
I	0.00%
II	0.00%
III	0.00%
IV	0.15%
V	0.30%
VI	0.50%

(d)  The term “ABR Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof:  “The applicable pricing level for the ABR Applicable Margin, as of the Amendment No. 1 Effective Date, is pricing level II.”

(e)  The term “Alternate Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day, plus 0.50%, and (c) the Adjusted LIBO Rate for a one-month Interest Period for such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.00%; provided that in no event shall the Alternate Base Rate at any time be less than 0.00% per annum.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate for a one-month Interest Period shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate for a one-month Interest Period, as the case may be.

(f)  The last sentence of the term “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“The aggregate amount of the Lenders’ Commitments as of the Amendment No. 1 Effective Date is $300,000,000.”

(g)  The term “LIBO Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBO Rate” means, for any Interest Period with respect to a LIBO Borrowing, or with respect to any determination of the Alternate Base Rate based on the Adjusted LIBO Rate, the LIBOR Screen Rate as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, or prior to such date of determination, as applicable, for Dollar deposits for such Interest Period or with respect to any determination of the Alternate Base Rate based on the Adjusted LIBO Rate, for an interest period of one month, as applicable; provided that, if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the LIBO Rate shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of such LIBO Borrowing would be offered by major banks in the London interbank eurodollar market to other major banks in the London interbank eurodollar market at their request at or about 10:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; and provided, further, that in no event shall the LIBO Rate for any Interest Period at any time be less than 0.00% per annum.

(h)  The term “LIBOR Screen Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period (or with respect to any determination of the Alternate Base Rate based on the Adjusted LIBO Rate, a period of one month) as displayed on page US001 of the Reuters screen or, in the event such rate does not appear on such Reuters screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

(i)  The term “Material Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “$15,000,000” therein with “$25,000,000.”

(j)  The term “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means July 30, 2024, as such date may be extended from time to time pursuant to Section 2.21;  provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

(k)  The term “Unsecured Credit Rating” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Unsecured Credit Rating” means, for any Person, the long-term, senior, unsecured, non-credit enhanced debt ratings or issuer credit rating assigned to such Person by Moody’s, S&P or Fitch, as applicable; provided that, if Fitch publicly announces an issuer default rating for such Person in lieu of a long-term, senior, unsecured, non-credit enhanced debt rating and an issuer credit rating, the issuer default rating shall be the “Unsecured Credit Rating” with respect to Fitch for such Person.

(l)  The following definitions are hereby added to Section 1.01 of the Credit Agreement in the correct alphabetical order:

“Amendment No. 1 Effective Date” shall mean July 30, 2019.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“ML&P Acquisition” means the transactions contemplated by the Asset Purchase and Sale Agreement, dated as of December 28, 2018, between the Borrower and the Municipality of Anchorage.

(m)  Section 2.12 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex A hereto.

(n)  Article II of the Credit Agreement is hereby amended by inserting a new Section 2.21 therein as set forth on Annex B hereto.

(o)  Section 3.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.14(a)  Indebtedness and Liens.

(a)   Indebtedness.  Schedule 3.14(a) is a complete and correct list of each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement,

indenture, purchase agreement, Guarantee, letter of credit or other arrangement (other than, for so long as the Borrower is an SEC reporting company, those that have been filed as exhibits to annual reports, quarterly reports and other reports filed by the Borrower with the SEC) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding as of March 31, 2019, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement is correctly described in Schedule 3.14(a) or such exhibits and reports (the "Existing Indebtedness"). The Borrower is in compliance in all material respects with all covenants and agreements set forth in each of such agreements, leases, deeds of trust, mortgage, credit agreements, loan agreements, indentures, purchase agreements, Guarantees, letters of credit or other arrangements.

(b)  Liens.  Schedule 3.14(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding as of March 31, 2019, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 3.14(b) (the “Existing Liens”).

(p)  Section 3.19 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.19.    OFAC and FCPA Compliance.  The Borrower, its Subsidiaries and their respective trustees, directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with (a) the country- or list-based economic and trade Sanctions administered and enforced by OFAC or any Anti-Terrorism Laws and (b) the FCPA and any other applicable anti-corruption laws.  None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, director, officer, employee, or Affiliate of the Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that (a) are a Sanctioned Person or a Sanctioned Entity, (b) has any of its assets located in Sanctioned Entities, and (c) derives any of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan will be used by the Borrower (i) for the purpose of violating any Anti-Terrorism Laws or (ii) in violation of Sanctions..

(q)  Article III of the Credit Agreement is hereby amended by inserting the following new Section 3.20 at the end thereof:

Section 3.20.    Beneficial Ownership.  As of the Amendment No. 1 Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(r)  Section 4.02(a) of the Credit Agreement is hereby amended by inserting “, Section 3.15” after “Section 3.14” therein.

(s)  Section 5.02 of the Credit Agreement is hereby amended by inserting the following new clauses (g) and (h) therein:

(g) knowledge of the failure of any officer, trustee or director of any Subsidiary of the Borrower to comply with applicable Sanctions and with the FCPA and any other anti-corruption laws in all material respects; and

(h)  any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners in parts (c) or (d) of such certification.

(t)  Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.14:

Section 5.14  Sanctions and Anti-Corruption Policies.  The Borrower will comply in all material respects with (a) applicable Sanctions and (b) the FCPA and any other applicable anti-corruption laws.

(u)  Section 6.01(c) of the Credit Agreement is hereby amended by replacing the reference to “$150,000,000” therein with “$300,000,000.”

(v)  Section 6.01(f) of the Credit Agreement is hereby amended by replacing the first parenthetical therein with the following: “(other than the Indebtedness referred to in clauses (a),  (b),  (c),  (d),  (e) or (h) of this Section 6.01).”

(w)  Section 6.01 of the Credit Agreement is hereby amended by inserting the following new clause (h) at the end thereof:  “(h) Indebtedness of a tenor no greater than eighteen (18) months in a principal amount no greater than $800,000,000 incurred in connection with, and prior to or simultaneous with, the closing of the ML&P Acquisition.”

(x)  Section 6.05(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)  Hedging Agreements entered into in the ordinary course of the Borrower’s business or the ML&P Acquisition and, in each case, not for speculative purposes.

(y)  Section 6.05(g) of the Credit Agreement is hereby amended by replacing the reference to “$10,000,000” therein with “$25,000,000”.

(z)  Section 6.07(b) of the Credit Agreement is hereby amended by replacing the reference to “$145,000,000” therein with “$150,000,000.”

(aa)  Section 6.09 of the Credit Agreement is hereby amended by inserting the following sentence at the end thereof: “The Borrower will not, directly or indirectly, use the proceeds of any Loan or any Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA and any other applicable anti-corruption laws.”

(bb)  Section 7.01 of the Credit Agreement is hereby amended by replacing the references to “$10,000,000” therein with “$25,000,000”.

(cc)  Section 9.12(b) of the Credit Agreement is hereby amended by inserting the following language at the end of the first paragraph therein:  “In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry.”

(dd)  Article IX of the Credit Agreement is hereby amended by inserting the following new Section 9.17 at the end thereof:

Section 9.17.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan

Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)  As used in this Section 9.17, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(ee)  Exhibit A attached to the Credit Agreement is hereby amended by removing “$150,000,000” from the description of the Credit Agreement on the second page thereof.

3.  Joinder.

(a)  Wells Fargo Bank, National Association (the “New Lender”) hereby agrees to provide a Commitment in the amount of $50,000,000 on the terms and subject to the conditions set forth herein.

(b)  The New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

(c)  The New Lender and the Borrower each acknowledge and agree that, upon the effectiveness of this Agreement, the New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, with a Commitment of $50,000,000 as set forth on Schedule I attached to this Amendment, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of, a Lender thereunder.

4.    Increase and Reallocation of Commitments.  The Borrower has requested, and the Lenders have agreed to, increase and reallocate their respective Commitments.  Each of the Administrative Agent, the Lenders and the Borrower hereby consents to the requested increase and reallocation of the Commitments.  On the date this Amendment becomes effective and after giving effect to such increase and reallocation, the Commitment of each Lender shall be as set forth on Schedule I and the Issuing Lender Sublimit shall be as set forth on Schedule II, in each case, attached to this Amendment.  Each Lender hereby consents to the Commitments set forth on Schedule I and the Issuing Lender Sublimits set forth on Schedule II, in each case, attached to this Amendment.  The reallocation of the aggregate Commitments among the Lenders shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption Agreement attached as Exhibit A to the Credit Agreement as if the Lenders had executed an Assignment and Assumption Agreement with respect to such reallocation.  The Administrative Agent hereby waives the $3,500 assignment fee set forth in Section 9.04(b)(ii)(C) of the Credit Agreement with respect to the assignments and reallocations contemplated by this Section 3.

5.    Conditions. The amendments to the Credit Agreement set forth in Section 2 of this Amendment, the joinder of the New Lender set forth in Section 3 of this Amendment and the increase and reallocation of Commitments set forth in Section 4 of this Amendment shall be effective on the date that each of the following conditions is satisfied:

(a)  The Administrative Agent shall have received, pursuant to Section 9.02 of the Credit Agreement, a counterpart of this Amendment, executed by the Borrower and the Lenders;

(b)  The Lenders shall have received, if requested, new or replacement promissory notes substantially in the form of Exhibit C to the Credit Agreement (each, a “Note”), executed by the Borrower and evidencing each Lender’s Commitment as set forth on Schedule I attached hereto;

(c)  The Administrative Agent shall have received the following, each dated as of the date hereof (unless otherwise specified or agreed to by the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified or agreed to by the Administrative Agent):

(i)    such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Borrower to enter into this Amendment and perform its obligations thereunder and any other legal matters relating to the Borrower or this Amendment; and

(ii)    a written opinion of Orrick, Herrington & Sutcliffe LLP, New York counsel to the Borrower, and Matthew Clarkson, Esq., general counsel to the Borrower, each addressed to the Administrative Agent, the Issuing Lender, the Swingline Lender and each Lender, in form and substance satisfactory to the Administrative Agent;

(d)  At least two (2) Business Days prior to the date hereof, the Borrower shall have delivered, to each Lender that so requests at least five (5) Business Days before the Effective Date, a Beneficial Ownership Certificate (as defined in Section 2(l) herein);

(e)  The Borrower shall have paid to the Administrative Agent and each Lender consenting to this Amendment, in immediately available funds, such fees as separately agreed upon by the Borrower and the Administrative Agent and previously disclosed to the Lenders in that certain Overview of Transaction setting forth the terms of this Amendment;

(f)  No Default shall have occurred or be continuing or would result from the consummation of the transactions contemplated by this Amendment; and

(g)  The Administrative Agent and the Lenders shall have received such other documents, information or agreements regarding the Borrower as the Administrative Agent may reasonably request.

6.    Confirmation of Loan Documents; Representations and Warranties.

(a)  The Borrower hereby reaffirms (i) the Credit Agreement, as amended by this Amendment, (ii) the other Loan Documents, and (iii) its obligations to the Administrative Agent, the Lenders thereunder and the Issuing Lender.

(b)  The Borrower represents and warrants that (i) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Amendment, (ii) the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents shall be true and correct on and as of the date hereof and after giving effect to this Amendment hereof (provided, however, that for purposes of the remaking of such representations and warranties as of the date of this Amendment, the references to Schedule 3.14 and Schedule 3.15 in the Credit Agreement shall be deemed to be references to Schedule 3.14 and Schedule 3.15 attached to this Amendment, as applicable), other than any such representations or warranties that, by their terms refer to a specific date, in which case such representations and warranties shall be true and correct as of such specific date, (ii) since December 31, 2018, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, there shall have been no material adverse change in, or a material adverse effect on (A) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, (B) the ability of the Borrower to pay any amounts due, or otherwise perform its obligations, under this Agreement or any of the other Loan Documents or (C) the rights or benefits available to any Lender or the Administrative Agent under this Agreement or any of the other Loan Documents, (iii) the Borrower has all requisite power to execute, deliver and perform this Amendment, any Notes delivered in connection with this Amendment and any other documents delivered in connection herewith, (iv) the execution, delivery and performance by the Borrower of this Amendment, any Notes delivered in connection with this Amendment and any other documents delivered in connection herewith have been duly authorized by all necessary corporate action of the Borrower and all governmental and other approvals and consents therefore have been duly obtained and are in full force and effect and (v) this Amendment, any Notes delivered in connection with this Amendment and any other documents delivered in connection herewith constitute the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (y) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (z) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.    Costs and Expenses.  The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation and administration of this Amendment, as provided in Section 9.03 of the Credit Agreement.

8.    References in the Credit Agreement.

(a)  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)  Except as specifically amended above, the Credit Agreement and all other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

(c)  This Amendment shall not, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

(d)  This Amendment (together with any other document executed and delivered in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement.

9.    Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

10.    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.    Headings.  Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12.    Counterparts.  This Amendment may be executed in counterparts, and such counterparts taken together shall be deemed to constitute one and the same instrument.  Facsimile signatures (or signatures transmitted by electronic means, including by email with a “.pdf” copy thereof attached) on this Amendment shall be treated for all purposes as binding on such signatory to the same extent as an original signature.  If a party delivers an executed counterpart of this Amendment, such party shall deliver to the Administrative Agent (or its counsel) such number of original signatures of this Amendment promptly after its effectiveness as the Administrative Agent may request.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized as of the date first written above.

CHUGACH ELECTRIC ASSOCIATION, INC., as the Borrower

By:  /s/ Sherri L. Highers

Name:  Sherri L. Highers

Title:    Chief Financial Officer

[FIRST AMENDMENT TO CREDIT AGREEMENT]

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as a Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent

By:  /s/ J. Andrew Don

Name: J. Andrew Don

Title:  Senior Vice President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION,
as a Co-Syndication Agent, Issuing Lender and Lender

By: /s/ Tracy Morris

Name:  Tracy Morris

Title: VP Commercial Bank

COBANK, ACB, as a Lender

By:  /s/ Jake Good

Name:  Jake Good

Title:    Vice President

BANK OF AMERICA, N.A.,
as a Co-Syndication Agent, Issuing Lender and Lender

By:  /s/ Jim McCary

Name:  Jim McCary

Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a  Lender

By: /s/ Monica L. Balters

Name:  Monica L. Balters

Title: Senior Vice President

Notices to New Lender:

Wells Fargo Bank N.A.
7711 Plantation Road
Roanoke, VA  24019
Attention:  Brenda Brinkley
Telephone No.:  (540) 759-3125
Facsimile No.:  (866) 270-7214
E-mail  RKELCMemberSynd@wellsfargo.com

SCHEDULE I

Commitments1

Name of Lender	Applicable Percentage	Commitment Amount
National Rural Utilities Cooperative Finance Corporation	25.000000000%	$75,000,000
KeyBank National Association	20.833333333%	$62,500,000
Bank of America, N.A.	20.833333333%	$62,500,000
CoBank, ACB	16.666666667%	$50,000,000
Wells Fargo Bank, National Association	16.666666667%	$50,000,000
Total	100.000000000%	$300,000,000

1 As of the Amendment No.1 Effective Date

SCHEDULE II

Issuing Lender Sublimits

Name of Issuing Lender	Issuing Lender Sublimit as of the Amendment No. 1 Effective Date
National Rural Utilities Cooperative Finance Corporation	$50,000,000
KeyBank National Association	$50,000,000
Bank of America, N.A.	$20,000,000

SCHEDULE 3.14(a)

Existing Indebtedness

The following sets forth a list of all outstanding Indebtedness of the Company as of March 31, 2019:

	Balance	Limit
2011 Series A Bonds	$189,666,664	$189,666,664
2012 Series A Bonds	$172,750,000	$172,750,000
2016 CoBank Note	$36,366,000	$36,366,000
2017 Series A Bonds	$36,000,000	$36,000,000
Operating Lease Liability	$934,371	$982,526
Commercial Paper	$85,000,000	$150,000,000
NRUCFC Line of Credit Agreement	$0	$50,000,000

SCHEDULE 3.14(b)

Existing Liens

$434,782,664 is secured as of March 31, 2019, under the lien of the Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, between Chugach Electric Association, Inc. and U.S. Bank National Association, as Trustee, as amended and supplemented

SCHEDULE 3.15

Jointly-Participant and/or Owned Assets

Chugach Electric Association, Inc. is joint owner or participant in the following assets as of March 31, 2019: Share

Bradley Lake Hydroelectric Project[1]	30.4%
Eklutna Hydroelectric Power Project[2]	30.0%
Southcentral Power Project[3]	70.0%
Beluga River Unit[4]	10.0%

1.    Chugach is a participant in the Bradley Lake Hydroelectric Project (Bradley Lake). Bradley Lake was built and financed by the Alaska Energy Authority (AEA) through State of Alaska grants and $166,000,000 of revenue bonds. Chugach and other participating utilities have entered into take-or-pay power sales agreements under which shares of the project capacity have been purchased and the participants have agreed to pay a like percentage of annual costs of the project (including ownership, operation and maintenance costs, debt service costs, and amounts required to maintain established reserves). Chugach has a 30.4% share of the project's capacity. The Battle Creek Diversion Project is a project to increase water available for generation, increasing annual energy output. Chugach currently is entitled to 39.38% of the additional energy produced.

2.    Chugach is a joint owner in the Eklutna Hydroelectric Project which is located on federal land pursuant to a United States Bureau of Land Management right-of-way grant issued in October of 1997. The facility is jointly owned by Chugach (30%), Matanuska Electric Association, Inc. (MEA) (17%) and Anchorage Municipal Light & Power (AML&P) (53%). The facility is operated by Chugach and maintained jointly by Chugach and AML&P. Chugach owns rights to 11.7 MW of capacity.

3.    The Southcentral Power Project (SPP) is a natural gas-fired generation plant on land owned by Chugach near its Anchorage headquarters that began commercial operation on February 1, 2013. Chugach owns and takes approximately 70% of the plant's output and AML&P owns and takes the remaining 30%. Chugach proportionately accounts for its ownership in SPP.

4.    Chugach has a working interest in the Beluga River Unit (BRU), an established natural gas field located on the western side of Cook Inlet, approximately 35 miles from Anchorage. The BRU is jointly owned by Hilcorp (33.3%), AML&P (56.7%) and Chugach (10.0%)

ANNEX A

Section 2.12

Section 2.12    Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any LIBO Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(i)  Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Borrowing, or

(ii)  adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period with respect to a proposed LIBO Loan or in connection with an existing or proposed ABR Loan; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or electronic communication as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or the continuation of any Revolving Borrowing as, a LIBO Borrowing shall be ineffective and such Revolving Borrowing (unless prepaid) shall be continued as, or converted to, a Revolving ABR Borrowing, and (B) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as a Revolving ABR Borrowing.

Notwithstanding the foregoing, if the Administrative Agent has made the determination (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in clause (a) above have arisen (including because the LIBOR Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (y) the circumstances set forth in clause (a) above have not arisen, but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternative interest rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this

Agreement as may be applicable (which amendment shall not, for the avoidance of doubt, reduce the Applicable Margin); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.  Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (but, in the case of the circumstances described in clause (a)(ii) above, only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (1) any request for the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Borrowing of LIBO Loans shall be ineffective, and such Borrowing (unless prepaid) shall be converted to, or continued as, a Borrowing of Revolving ABR Loans, and (2) if any Borrowing Request requests a Revolving Borrowing of LIBO Loans, such Borrowing shall be made as a Borrowing of Revolving ABR Loans.

ANNEX B

Section 2.21

Section 2.21    Extension of Maturity Date.

(a)    Requests for Extension.  The Borrower may, by notice to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders, the date of receipt by the Lenders of such notice, the “Notice Date”) not earlier than ninety (90) days and not later than forty-five (45) days prior to any anniversary date of the Effective Date, request that each Lender extend the Maturity Date then in effect hereunder (the “Existing Maturity Date”), and thereby the termination date of such Lender’s Commitment (the “Commitment Termination Date”), for an additional 364 days from the Existing Maturity Date (each such Lender that agrees to so extend the Commitment Termination Date and the Maturity Date applicable to its Loans, an “Extending Lender”);  provided that the Borrower may not extend the Maturity Date pursuant to this Section 2.21 more than two times.  Notwithstanding anything herein to the contrary, after giving effect to any such extension, the Commitment Termination Date of any Lender shall not be later than five (5) years after the applicable anniversary date.

(b)    Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than fifteen (15) days following the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend the Commitment Termination Date and the Maturity Date applicable to its Loans (a “Non‑Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than fifteen (15) days following the Notice Date) and any Lender that does not so advise the Administrative Agent on or before such date shall be deemed to be a Non‑Extending Lender).  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)    Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.21 no later than the date sixteen (16) days following the Notice Date (or, if such date is not a Business Day, on the next Business Day).

(d)    Additional Commitment Lenders.  The Borrower shall have the right on or before the Existing Maturity Date to replace each Non‑Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more banks or other financial institutions (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent, the Issuing Lenders and the Swingline Lender (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of a date to be agreed between the Borrower and each Additional Commitment Lender (such date to be on or prior to the Existing Maturity Date), (i) undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and (ii) purchase and assume the outstanding Loans of any Non-Extending Lenders being replaced by such Additional Commitment Lender (and, if any such Additional Commitment Lender is already a Lender, such purchased Loans shall be in addition to such Lender’s Loans hereunder on such date), and such Loans shall be continued hereunder in accordance with the terms hereof.  Upon completion of the actions described in this Section 2.21(d), each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and, to the extent such Additional Commitment Lender becomes a Lender prior to the applicable Extension Effective Date (as defined below), such Additional Commitment Lender shall be an Extending Lender.

(e)    Minimum Extension Requirement.  If (and only if) the total of the Credit Exposure, or if none, the Commitments, of the Lenders that have agreed so to extend their Commitment Termination Date and the Maturity Date of their Loans, as applicable, shall be more than 50% of the aggregate amount of the Credit Exposure, or if none, the Commitments, in effect immediately prior to the Notice Date, then, effective as of the applicable anniversary of the Effective Date (the “Extension Effective Date”), the Maturity Date with respect to the Loans and the Commitment Termination Date of each Extending Lender and the new Commitment Termination Date and the Maturity Date of any assumed Loans of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Commitment Termination Date and Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)    Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Maturity Date and the Commitment Termination Date pursuant to this Section 2.21 shall not be effective with respect to any Lender unless:

(i)  no Default or Event of Default shall have occurred and be continuing on the Extension Effective Date and after giving effect thereto;

(ii)  the Borrower shall have delivered updated schedules, as applicable, to be attached hereto;

(iii)  the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of (i) the date of such Extension Effective Date and after giving effect thereto, as though made on and as of such date;  provided that, the representations and warranties in Section 3.04 shall be made by reference to the most recent audited financial statements delivered pursuant to Section 5.01, and (ii) with respect to any representation or warranty expressly stated to have been made as of a specific date, as of such specific date; and

(iv)  on or prior to the applicable Extension Effective Date, the Borrower shall deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (A) resolutions of the Borrower authorizing such extension and all Authorizations (if any) required in connection with such extension, certified as being in effect as of the Extension Effective Date and the related incumbency certificate of the Borrower, (B) a favorable opinion of counsel for the Borrower as to such matters as any Lender through the Administrative Agent may reasonably request, and (C) a certificate of the Borrower stating that on and as of such Extension Effective Date, and immediately after giving effect to the extension to be effective on such date, all conditions precedent to a Credit Extension under Section 4.02 are satisfied.

(g)    Non-Extending Lenders.  The Commitment of any Non -Extending Lender shall terminate on the Existing Maturity Date in effect prior to giving effect to the applicable extension hereunder and, on or before such Existing Maturity Date, the Borrower shall (i) pay all outstanding principal, interest and other amounts owing to each Non-Extending Lender (or the Loans of such Non-Extending Lender shall have been purchased by an Additional Commitment Lender pursuant to Section 2.21(d)), and (ii) make such other prepayments of the Loans hereunder as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, the Non-Extending Lenders pursuant to this sentence, the total Credit Exposures would not exceed the total Commitments.  Notwithstanding the foregoing provisions of this paragraph, the Borrower shall have the right, pursuant to Section 2.21(d), at any time prior to the Existing Maturity Date, to replace a Non-Extending Lender with an Additional Commitment Lender, and any such Additional Commitment Lender shall for all purposes constitute a Lender hereunder in accordance with Section 2.21(d).